EXHIBIT 99.1

20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

I-FLOW
CORPORATION

Investor Contact: John Hicks Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com

I-Flow’s First Quarter Revenue
Increased 40% to a Record $14.2 Million
On a 90% Increase in Regional Anesthesia Sales

ON-Q® Sales Growth Drives Ninth Consecutive Quarter of Record Revenue

     LAKE FOREST, CALIFORNIA, April 27, 2004 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that net revenue for its first quarter ended March 31, 2004 rose 40% to a record $14,169,000 from $10,135,000 for the first quarter of 2003. This ninth consecutive record quarterly sales performance reflected 90% growth in Regional Anesthesia sales to $5,721,000 compared to $3,015,000 for the prior-year quarter, and 41% growth in Oncology Infusion Services revenue to $4,263,000 compared to $3,030,000 a year earlier. The net loss for the quarter ended March 31, 2004 was $1,500,000, or $0.08 per diluted share, compared to net income of $17,000, or $0.00 per diluted share, for the quarter ended March 31, 2003. Gross profit increased by 42% overall, including the effect of an increase in gross profit as a percentage of revenues by one percentage point to 67% of revenues.

     “Sales of our flagship ON-Q® brand gained momentum in the first quarter. Our rapid growth reflected our investments in a dedicated hospital sales force, marketing and clinical studies, all aimed at making ON-Q the standard of care for post-surgical pain relief. Awareness and adoption of our Regional Anesthesia products is increasing rapidly among physicians and health care facilities as an alternative to narcotics for the treatment of pain after surgery. We believe that we have just begun to scratch the surface of the market for I-Flow’s non-narcotic pain relief products, with an estimated 15 million potential surgeries annually that may benefit from our technology in the U.S. alone. We intend to continue making strategic investments in our operating platform to take full advantage of this exceptional growth opportunity,” said Chairman, President and Chief Executive Officer, Donald M. Earhart.

Regional Anesthesia

     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the SoakerTM Catheter, increased 90% to $5,721,000 for this year’s first quarter versus $3,015,000 for the same period in 2003.

     “Sales of our ON-Q brand, I-Flow’s most significant growth driver, grew 90% over the same period last year. At the end of the quarter, ON-Q was available through our 121-person sales organization in nearly 700 hospitals in the United States. We will continue investing through 2004 to increase awareness and adoption of this product by the estimated 4,500 acute care hospitals and numerous Ambulatory Surgery Centers in the United States,” Earhart said.

     During the first quarter, I-Flow launched its new ON-Q Third-Party Billing Program for Ambulatory Surgery Centers (ASCs) and other outpatient settings. Modeled after the existing and successful Oncology Infusion Services third party billing program, it employs InfuSystem’s billing expertise and provider relationships to facilitate the adoption of ON-Q by ASCs. I-Flow’s InfuSystem subsidiary, which has built relationships and secured contracts with insurance companies for more than 18 years, is processing the claims. “This program, supported by a new and separate sales force calling on ASCs, will make ON-Q increasingly available to patients who want to reduce their narcotics intake and risks and return to their normal lives faster following surgery,” Earhart said. He added that I-Flow will continue its separate effort to educate surgeons on the use of procedure codes to apply for payment for the placement of I-Flow’s Soaker Catheter during surgery.

Oncology Infusion Services

     Revenues for I-Flow’s InfuSystem subsidiary in the first quarter ended March 31, 2004 increased 41% to $4,263,000 compared to $3,030,000 for the prior year first quarter.

     “The Company’s co-marketing activities with major pharmaceutical companies to provide physicians with pumps to administer new drug protocols, like those for Camptosar and Eloxatin to treat colorectal cancer, are impacting favorably the clinical use of ambulatory infusion pumps. More protocols requiring ambulatory infusion pumps to administer existing as well as new drugs are expected in the near future, which we expect to fuel the continued strong growth of InfuSystem’s revenues,” Earhart said.

Infusion Therapy

     Worldwide sales for IV Infusion Therapy, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables and recently discontinued electronic infusion pumps, were $4,185,000 for the first quarter ended March 31, 2004 versus $4,090,000 for the same period last year.

Balance Sheet

     At March 31, 2004, I-Flow reported working capital of $30.0 million, no long-term debt and shareholders’ equity of $44.3 million. Cash and cash equivalents totaled $12.8 million at the end of the first quarter. On April 19, 2004, I-Flow announced the completion of its public offering of 2,990,000 shares of common stock, including the underwriters’ over-allotment option, for net proceeds of approximately $43.0 million.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast may be accessed from the Investors link or the Investors’ Event link at www.IFLO.com. A replay will be available after 1:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21193071 after 1:00 p.m. ET.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except for per share data)

	Three Months Ended
	March 31,
	2004	2003
	(Unaudited)	(Unaudited)
Net revenues	$14,169	$10,135
Cost of sales	4,682	3,455

Gross profit	9,487	6,680
Costs and expenses:
Selling, general & administrative	11,300	6,262
Product Development	579	502

Total expenses	11,879	6,764
Operating loss	(2,392)	(84)
Interest income, net	36	8

Loss from continuing operations before income taxes	(2,356)	(76)
Income taxes benefit	(856)	(32)

Loss from continuing operations	(1,500)	(44)

Income from discontinued operations, net of tax	—	61

Net income (loss)	$(1,500)	$17

Net loss per share from continuing operations
Basic	$(0.08)	$(0.00)
Diluted	$(0.08)	$(0.00)

Net income (loss) per share
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00

Weighted average shares outstanding – basic and diluted	18,282	15,434

CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)(Unaudited)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2004	2003	LIABILITIES AND EQUITY	2004	2003
Current Assets	$35,751	$38,590	Current Liabilities	$5,736	$7,123
Property, Plant & Equipment, Net	7,691	6,744	Long-term liabilities	—	—
Other Assets	6,587	6,562	Shareholders' Equity	44,293	44,773

Total	$50,029	$51,896	Total	$50,029	$51,896